SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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Filed by a Party other than the Registrant     ☒

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

HealthWarehouse.com, Inc.
(Name of Registrant as Specified in Its Charter)

Lloyd I. Miller, III
Karen Singer
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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HELP US SAVE OUR COMPANY

In a recent letter to shareholders, the Current Board and Management team stated that the Concerned Shareholders may liquidate the Company to obtain quick cash from the sale.

THIS IS FALSE!

The Concerned Shareholders have no intentions of liquidating the Company. Millions of dollars are owed to creditors who would receive any cash proceeds well before a preferred or common stockholder would see a dime.

Their story doesn’t make sense!

Why would we, the Concerned Shareholders, invest a substantial amount of money in the Company to fund operations and then replace the Current Board in order to liquidate and pay off creditors a short time later?

Their story doesn’t make sense!

Let’s see if management can fabricate another story to scare you away from effectuating a long overdue change NECESSARY to the future of the Company and all of our investments in it.

Make no mistake

THIS COMPANY HAS NO FUTURE WITH THE CURRENT BOARD AND MANAGEMENT TEAM RUNNING IT STRAIGHT INTO THE GROUND.

Even an Independent Advisory Firm agrees with the Concerned Shareholders. ISS (Institutional Shareholder Services) is known as the leading provider of proxy research to institutional investors. ISS’s Voting Advice is an in-depth, objective risk analysis for high-profile mergers & acquisitions and proxy contests.

ISS states in their report: “The company’s operational problems and financial underperformance, when combined with the numerous legal problems and seeming inability to address the recurring material weaknesses in internal controls, all indicate that there is clearly a lack of sufficient board oversight. As such, there is a compelling need for change in the composition of the board.”

Remember why we are seeking a voice for all shareholders on a new board of directors:

•	Steep Decline in Share Price!
•	Disregard for Shareholder Rights!
•	Former director resignations and lack of confidence in management!
•	Auditors’ concerns for the current and future viability of the company!

Vote for responsible leadership! Vote to save your investment value!

VOTE THE GOLD PROXY CARD!

If you have already voted using management’s white proxy card, we urge you to change your vote by executing the enclosed GOLD CARD. Only the latest dated proxy card you submit will be counted.

VOTE THE GOLD CARD

DISREGARD OR DESTROY ANY PROXY CARD THAT YOU RECEIVE OTHER THAN THE GOLD CARD.

TIME IS SHORT – LAUREL HILL CAN ASSIST YOU IN VOTING VIA FAX OR EMAIL!

Shareholders Call Toll Free: 1-888-742-1305

If you have any questions, require assistance in voting your GOLD proxy card, need additional copies of these proxy materials or directions to attend the annual meeting,

Please call Laurel Hill Advisory Group LLC at the phone numbers listed below.

Laurel Hill Advisory Group LLC

2 Robbins Lane, Suite 201

Jericho, NY 11753

Shareholders Call Toll Free: 1-888-742-1305

Banks and Brokers Call Collect: 516-933-3100

Dear Fellow Shareholder,

As you are one of the larger investors in Healthwarehouse.com, we are offering you an opportunity to immediately speak with a director nominee, and hear the truth of our plan for your (and our) significant investments in the company.

Please Call Toll Free:

1-888-742-1305

Saturday 10am to 2pm

Mon to Thurs 9am to 6pm

To arrange a time to speak with a Director Nominee

Your voice and your vote are the only tools needed to help start a turnaround at your company and in your investment. The current board will oversee the continued decline in Healthwarehouse.com stock as it has in the last year, 2 year, and 5 year periods.